Exhibit 99

RPC, Inc. Reports Second Quarter 2013 Financial Results

ATLANTA, July 24, 2013 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2013. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, and in selected international markets.

For the quarter ended June 30, 2013, revenues decreased 8.5 percent to $457.6 million compared to $500.1 million in the second quarter of last year. Revenues decreased compared to the prior year primarily due to lower pricing coupled with lower activity levels in most of our service lines. Operating profit for the quarter was $67.9 million compared to operating profit of $119.9 million in the prior year. Net income was $40.4 million or $0.19 diluted earnings per share, compared to $72.3 million or $0.33 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased by 30.4 percent to $120.4 million compared to $172.9 million in the prior year. 1

Cost of revenues during the second quarter of 2013 was $287.6 million, or 62.8 percent of revenues, compared to $281.3 million in the prior year, or 56.2 percent of revenues. Cost of revenues increased due to higher materials and supplies expenses resulting primarily from more service intensive jobs in our pressure pumping service line during the quarter compared to the prior year. Cost of revenues as a percentage of revenues increased due primarily to competitive pricing for our services coupled with job mix.

Selling, general and administrative expenses were $47.6 million in the second quarter of 2013, compared to $43.1 million in the prior year. As a percentage of revenues, these costs increased to 10.4 percent in 2013 compared to 8.6 percent last year due to an increase in bad debt expense and lower revenues. Depreciation and amortization decreased slightly to $52.8 million during the quarter compared to $54.0 million last year.

For the six months ended June 30, 2013, revenues decreased 11.9 percent to $883.4 million compared to $1.0 billion last year. Net income was $75.5 million, or $0.35 diluted earnings per share, compared to $153.0 million, or $0.71 diluted earnings per share last year.

“During the second quarter of 2013, RPC continued to be impacted by pricing weakness in all of our service lines,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Recent industry activity levels coupled with the large domestic fleet of available service equipment continue to create challenges. The average U.S. domestic rig count during the second quarter was 1,761, a 10.6 percent decrease compared to the same period in 2012, and an increase of less than one percent compared to the first quarter of 2013. The average price of natural gas was $3.97 per Mcf, a 73.4 percent increase compared to the prior year, and a 13.4 percent increase compared to the first quarter of 2013. The average price of oil during the quarter was $94.07 per barrel, a 1.2 percent increase compared to the prior year and a decrease of less than one percent compared to the first quarter of 2013. The unconventional rig count, an important indicator of the demand for RPC’s services, decreased by 6.8 percent compared to the prior year, and during the second quarter of 2013 represented 74.1 percent of U.S. domestic drilling activity. Our revenues decreased by less than the decline in the total domestic rig count compared to the prior year due to RPC having benefited from greater service-intensive completion activities and a larger fleet of equipment in our pressure pumping service line.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2013 Earnings Release

“Although significantly less of our fleet is operating under long-term contractual relationships than during the second quarter of 2012, our equipment and crews achieved relatively high utilization during the quarter. However, heavy rainfall in North Dakota and Canada and a protracted spring break up negatively impacted our activity levels in several service lines. We did not move any equipment during the second quarter and are satisfied with the geographic distribution of our equipment and personnel at this time.

“During the second quarter, we invested $55.5 million in maintenance and growth capital expenditures, a decline of $27.3 million compared to the second quarter of 2012. Also, during the second quarter we repurchased on the open market 1.2 million shares of our common stock. In spite of this cash requirement, the balance on our syndicated credit facility at the end of the quarter was $67.2 million, a decline of $20.4 million compared to the end of the first quarter of 2013, and a decline of $94.8 million compared to the end of the second quarter of 2012. We will continue evaluating our capital allocations while maintaining our financial strength during this challenging period in the domestic oilfield,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues decreased 8.1 percent for the quarter compared to the prior year due to competitive pricing in all of our service lines and lower activity levels in several service lines within this segment. Support Services revenues decreased by 12.8 percent during the quarter compared to the prior year due principally to lower utilization and pricing in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services declined due to lower revenues caused primarily by more competitive pricing for our services.

2nd Quarter 2013 Earnings Release

(in thousands)	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
	(in thousands)
Revenues:
Technical services	$424,030	$461,643	$818,041	$923,164
Support services	33,536	38,463	65,346	79,499
Total revenues	$457,566	$500,106	$883,387	$1,002,663
Operating Profit:
Technical services	$66,123	$112,371	$124,624	$235,902
Support services	7,081	12,543	13,339	26,528
Corporate expenses	(3,594)	(3,152)	(8,494)	(8,407)
Loss on disposition of assets, net	(1,757)	(1,904)	(4,397)	(3,308)
Total operating profit	$67,853	$119,858	$125,072	$250,715
Interest Expense	(942)	(650)	(1,282)	(1,246)
Interest Income	60	4	65	9
Other (Expense) Income, net	(191)	(880)	364	40

Income before income taxes	$66,780	$118,332	$124,219	$249,518

RPC, Inc. will hold a conference call today, July 24, 2013 at 9:00 a.m. ET to discuss the results of the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 397-5352 or (719) 325-2393 and using the access code #5150992. For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that the geographic distribution of our equipment and personnel at this time is satisfactory and our plans to evaluate our capital allocations while maintaining our financial strength during this challenging period in the domestic oilfield. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

2nd Quarter 2013 Earnings Release

For information about RPC, Inc., please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net

2nd Quarter 2013 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2013	2012	% BETTER (WORSE)	2013	2012	% BETTER (WORSE)
REVENUES	$457,566	$500,106	(8.5)%	$883,387	$1,002,663	(11.9)%
COSTS AND EXPENSES:
Cost of revenues	287,578	281,279	(2.2)	555,805	555,078	(0.1)
Selling, general and administrative expenses	47,611	43,115	(10.4)	92,525	88,042	(5.1)
Depreciation and amortization	52,767	53,950	2.2	105,588	105,520	(0.1)
Loss on disposition of assets, net	1,757	1,904	7.7	4,397	3,308	(32.9)
Operating profit	67,853	119,858	(43.4)	125,072	250,715	(50.1)
Interest expense	(942)	(650)	(44.9)	(1,282)	(1,246)	(2.9)
Interest income	60	4	N/M	65	9	N/M
Other (expense) income, net	(191)	(880)	78.3	364	40	N/M
Income before income taxes	66,780	118,332	(43.6)	124,219	249,518	(50.2)
Income tax provision	26,364	46,072	42.8	48,727	96,503	49.5
NET INCOME	$40,416	$72,260	(44.1)%	$75,492	$153,015	(50.7)%

EARNINGS PER SHARE
Basic	$0.19	$0.34	(44.1)%	$0.35	$0.71	(50.7)%
Diluted	$0.19	$0.33	(42.4)%	$0.35	$0.71	(50.7)%

AVERAGE SHARES OUTSTANDING
Basic	215,883	214,893		216,039	215,241
Diluted	216,695	216,127		217,190	216,780

2nd Quarter 2013 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$10,259	$9,256
Accounts receivable, net	380,951	413,511
Inventories	134,170	119,046
Deferred income taxes	7,662	8,947
Income taxes receivable	—	528
Prepaid expenses	8,056	6,000
Other current assets	5,294	37,591
Total current assets	546,392	594,879
Property, plant and equipment, net	739,624	748,806
Goodwill	24,093	24,093
Other assets	18,873	15,863
Total assets	$1,328,982	$1,383,641

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$108,286	$117,003
Accrued payroll and related expenses	28,800	32,156
Accrued insurance expenses	6,321	5,463
Accrued state, local and other taxes	7,932	8,434
Income taxes payable	10,111	2,865
Other accrued expenses	1,098	235
Total current liabilities	162,548	166,156
Long-term accrued insurance expenses	11,005	9,230
Notes payable to banks	67,200	162,000
Long-term pension liabilities	27,066	21,963
Other long-term liabilities	2,634	2,814
Deferred income taxes	141,382	164,665
Total liabilities	411,835	526,828
Common stock	21,936	21,943
Capital in excess of par value	—	—
Retained earnings	909,867	847,443
Accumulated other comprehensive loss	(14,656)	(12,573)
Total stockholders' equity	917,147	856,813
Total liabilities and stockholders' equity	$1,328,982	$1,383,641

2nd Quarter 2013 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended June 30, (Unaudited)	Second Quarter		% BETTER	Six Months		% BETTER
	2013	2012	(WORSE)	2013	2012	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$40,416	$72,260	(44.1)%	$75,492	$153,015	(50.7)%
Add:
Income tax provision	26,364	46,072	42.8	48,727	96,503	49.5
Interest expense	942	650	(44.9)	1,282	1,246	(2.9)
Depreciation and amortization	52,767	53,950	2.2	105,588	105,520	(0.1)
Less:
Interest income	60	4	N/M	65	9	N/M
EBITDA	$120,429	$172,928	(30.4)%	$231,024	$356,275	(35.2)%
EBITDA PER SHARE
Basic	$0.56	$0.80	(30.0)%	$1.07	$1.66	(35.5)%
Diluted	$0.56	$0.80	(30.0)%	$1.06	$1.64	(35.4)%